Exhibit 10.22

400 Park Avenue, 12th Floor New York, NY 10017 40.7831° N, 73.9712° W	800.687.1500 Cartiga.com

February 10, 2023

Mr. Ryan Melcher
[  ]
[  ]

Dear Ryan,

On behalf of Cartiga, LLC, its subsidiaries, and its affiliates (collectively referred to as “Cartiga” or the “Company”), we are pleased to present the following conditional offer of employment for the position of General Counsel.

The details of our offer are outlined below:

Date of Hire: February 27, 2023

Title: General Counsel

Reporting Manager: Charlie Platt, Chief Executive Officer

Department: Executive

Office Location: New York (remote from NJ)

Base Salary: $300,000 per annum

Initial Signing Equity Grant: An award of phantom equity units in Cartiga having a value of $150,000, as determined based on the actual per unit implied value to be received by the company in calendar year 2023, subject to vesting and the other terms of the Incentive Compensation Plan. This equity grant shall be reflected in an Award Agreement that must be executed by you and will set forth the terms of the grant, including the terms of vesting.

Annual Incentive Compensation: Target annual bonus of 50% of the Base Salary, payable in a combination of cash (as set forth in the Annual Bonus Plan) and equity at the discretion of the CEO and the Board. Any equity grant is subject to the valuation, vesting and other terms outlined below and more specifically in the Plan and the Award Agreement.

Background Check: This offer is conditional upon successful clearance of a Background Check. Before this job offer becomes final, we will utilize one or more third-party services to perform a background check, which includes, but is not limited to a public records search including criminal history and conviction history, verification of prior employment in accordance with information which you submit to us, and a credit history check. Following your acceptance of this Offer Letter, the Company will provide a form that provides more detailed information about the Background Check, requests certain information from you, and asks for your permission to perform such a check.

After reviewing the Background Check report, we will either:

a.Notify you that this conditional job offer has become final; or

b.Notify you in writing that we intend to revoke (take back) this job offer.

We will NOT consider any of the following information:

•Arrest not followed by conviction

•Referral to or participation in a pretrial or posttrial diversion program

•Convictions that have been sealed, dismissed, expunged, or pardoned

We will consider whether any past criminal activity is directly related to the duties of the job we have offered you, including but not limited to:

•The nature and seriousness of the offense

•The amount of time since the offense

•The nature of the job

We will notify you in writing if we plan to revoke (take back) this job offer after reviewing your Background Check. That decision will be preliminary, and you will have an opportunity to respond before it becomes final. We will identify issues that concern us, give you a copy of the Background Check report, and allow you at least 5 business days to respond with information demonstrating the accuracy or inaccuracy of the Background Check report or with additional mitigating information such information. We will review any information you timely submit and then decide whether to finalize or take back this conditional job offer. We will notify you of that decision in writing.

Base Salary: In the role of General Counsel, your annual Base Salary will be $300,000, less applicable payroll deductions, taxes and other withholdings as required by law and the policies of the Company. Your position is considered an “exempt” employee, which means that you will not be eligible for overtime pay, meal or rest breaks. You will be paid on a bi-weekly basis in accordance with Cartiga’s normal payroll practices. Future consideration for Base Salary increases will be based on the Company’s annual review process and based on the Company policies and procedures, which may change from time to time at the sole discretion of senior management and the Company’s board of directors.

Initial Equity Grant: In recognition of your value to the Company, and to better align your performance as an individual with the overall objectives of the Company, as incentive for joining Cartiga, you will receive an initial award of phantom equity units in Cartiga having a value of $150,000, as determined based on the valuation to be received by the company in calendar year

2023. This equity grant shall be reflected in an award agreement provided under separate cover, which must be executed by you, and which will set forth the terms of the grant, including the terms of vesting.

Annual Incentive Compensation: In recognition of your value to the Company, and to better align your performance as an individual with the overall objectives of the Company, you will participate in the Annual Bonus Plan. Your target annual bonus (effective start date October 1, 2022) will be 50% of your Base Salary payable in a combination of cash (as set forth in the Annual Bonus Plan) and equity at the discretion of the CEO and Board. (Any equity grant is subject to the valuation, vesting and other terms and more specifically in the Plan and the Award Agreement.) The bonus is designed to reward your outstanding performance as an individual and your overall contributions to the Company’s key strategic business objectives.

The Company’s fiscal year begins October 1 of each calendar year and ends on September 30 of the following calendar year. Because bonuses and incentive compensation are an acknowledgement of your performance and incentive for you to remain with the Company, bonuses and incentive Compensation are not payable and not considered earned if for any reason you are not employed on the date(s) that any bonus payment is made. Bonuses may be prorated for time in service, in the sole discretion of the Board of Directors. Bonuses are subject to deductions, taxes, and withholdings as required by law and the policies of the Company.

Benefits: Cartiga offers a full range of benefits available for you and your qualified dependents, which include health, vision and dental insurance. After meeting the required eligibility waiting period, which expires on the first of the month after you have been employed by Cartiga for 30 days, you will be eligible to participate in health, vision and dental insurance. Additionally, you will be eligible to participate in the Cartiga 401(k) plan that has employer matching up to certain amounts as specified in the plan. Details of our benefits program and 401k plan will be available to you after you begin employment.

Paid Time Off: You will be eligible to take time off under Cartiga’s Paid Time Off (PTO) policy, which includes 9 firm holidays per year plus 12 PTO days per full year worked (and prorated in years not worked in full).

Sick Time: You will also be entitled to accrue up to forty (40) hours of paid sick time each calendar year during the term of employment. Sick days may be used for illness or preventative care for both yourself and/or your dependents. Sick leave is forfeited at separation.

Terms of Employment: Your employment with Cartiga is at-will. This means that either you or Cartiga may terminate your employment relationship at any time, with or without advance notice and with or without “Cause”. Nothing in Cartiga’s policies or in any other agreement entered into by you and Cartiga changes the at-will nature of the employment relationship between yourself and Cartiga. The at-will nature of your employment relationship with Cartiga may ONLY be changed in a written document signed by the Chief People Officer of Cartiga that expressly states the employee’s employment is not at-will or is for a specific term.

If you have not already done so, you must disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed (such as Restrictive Covenants). By accepting this conditional offer of employment, you are representing to the company that you are not subject to any such agreement which would prevent you from performing the duties of your position. You are prohibited from using any Confidential Information or Trade Secret information from a prior employer while employed with Cartiga. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity; nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that you will not, in any way, utilize any such information in performing your duties for the Company.

Should any commitments pose a conflict to your employment with Cartiga, the Company reserves the right to rescind this offer or terminate your employment, pursuant with the terms of your at-will status as an employee.

As a condition of your employment, you will be required to accept and follow the Company’s rules and adhere to its policies. In order to retain necessary flexibility in the administration of its policies and procedures, Cartiga reserves the right to change or revise its policies, procedures, and benefits at any time.

During your employment and for one (1) year thereafter, you shall not, directly or indirectly, solicit, induce, or attempt to solicit or induce, any person known to you to be an employee, officer, director, contractor or consultant of the Company, its parent, subsidiary or affiliated corporations or entities, to terminate his or her employment or other relationship with the Company or any of its parent, subsidiary or affiliated corporations or entities. Further, you acknowledge that, because of the nature of your work for the Company, your solicitation or serving of certain customers, clients and vendors related to your work for the Company (and its parent, subsidiary and affiliated corporations and entities or their successors or assigns) raises a significant risk of your unauthorized use or disclosure of Confidential Information, and specifically trade secret information, as well as the proprietary relationships and goodwill of the Company. Accordingly, during your employment and for one year thereafter, you shall not, directly or indirectly, disclose or use any Confidential Information (including any trade secrets) in order to solicit, induce, or attempt to solicit or induce, any person or entity known to be a customer or client or vendor of the Company (a “Restricted Customer/Client/Vendor”) to

terminate his, her or its relationship with the Company or its parent, subsidiary, or affiliated corporations or entities, for any purpose, including the purpose of associating with or becoming a customer, client or vendor, whether or not exclusive, of you or any entity of which you are or become an officer, director, member, agent, employee or consultant, or otherwise solicit, induce, or attempt to solicit or induce any Restricted Customer/Client/Vendor to terminate its relationship with the Company.

You understand that during the employment relationship, you will have access to and become acquainted with various trade secrets and valuable confidential business and professional information created, owned or licensed by the Company and/or used by the Company in connection with the operation of its business including, without limitation, information regarding the Company’s business and product processes, methods, customer information, referral information, accounts and procedures, telecommunications specifications and information, as well as billing information, price, price methodology, records and accounting information (“Confidential Information”). Confidential Information does not include information that is publicly available. You agree not to disclose any Confidential Information, directly or indirectly, or use any such information in any manner other than consistent with the policies and procedures of the Company.

Under the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to your attorney in relation to a lawsuit against Company for retaliation against you for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

You must personally notify Company in writing of the details of any new employment within seventy-two (72) hours of accepting an offer of employment, along with written confirmation that you have provided to your new employer with notice of your obligations to the Company under this Agreement as it relates to confidentiality and non-solicitation requirements. In absence of this written confirmation, Company may notify any person, firm, or company employing you or potentially employing you as to the existence and provisions of this Agreement.

You agree that during the term of your employment and thereafter, you will not, directly or indirectly, in any individual or representative capacity whatsoever, make any statement, oral or written, or perform any act or omission which is or likely to be materially detrimental to the goodwill of the Company or any of its subsidiaries or affiliates or the business or reputation of the Company.

However, nothing herein shall be read to prohibit you from (a) engaging in speech that would otherwise be permitted under CCP § 1001(a), (b) prohibits you from communicating with, filing a charge or complaint with, reporting possible violations of any law or regulation, making disclosures to, or participating in any investigation or proceeding conducted by, the National Labor Relations Board, Equal Employment Opportunity Commission, the Securities and Exchange Commission, or any governmental authority charged with the enforcement of any laws, including providing documents and any other information; (c) limits you from exercising rights under Section 7 of the NLRA to engage in protected, concerted activity with other employees or (iii) shall be construed to prevent the disclosure of factual information related to any acts of sexual assault, sexual harassment, workplace harassment or discrimination based on sex, failure to prevent an act of workplace harassment or discrimination based on sex, or act of retaliation against a person for reporting harassment or discrimination based on sex.

Required Documentation: Pursuant to the Immigration and Naturalization Act, we are required to verify the identity and employment authorization of all new hires. In order to comply with this requirement, we will need for you to complete a mandatory Employment Eligibility Verification Form I-9 within forty-eight (48) hours of your start date. Please note that you will need to provide documents from the “List of Acceptable Documents” as approved by the United States Department of Justice, proving both your identity and your legal right to work in the US in order to complete the form. Failure to submit proof of your employment eligibility will postpone your start date or result in termination of your employment. If you anticipate having difficulty completing the I-9 form, please let us know.

You will also need to complete a W-4 and if you so choose, a direct deposit form, so please bring or electronically transmit all information necessary to complete those forms on your first day of employment.

This offer letter forms the complete and exclusive statement of the terms of your at-will employment with Cartiga. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes to the terms of this letter require a written modification signed by an authorized employee of Cartiga. This Offer Letter and your employment shall be governed and construed under the laws of the State of Florida, notwithstanding any Florida or other conflict of law provision to the contrary.

We hope you are pleased with our offer and look forward to you joining Cartiga. This conditional offer of employment will remain open for your acceptance until February 10, 2023, unless revoked in writing. To accept this conditional offer of employment at Cartiga, please sign and date this letter and return it electronically. Please retain a copy for your records.

Upon your acceptance of this offer, new hire forms will be sent to your personal email address for completion on or before your date of hire.

We look forward to welcoming you to the Cartiga team and hope you choose to pursue a career with us. If you have any questions, please feel free to contact me at [  ]@cartiga.com.

Sincerely,

/s/ Terry Pauzer
Terry Pauzer
Chief People Officer

ACKNOWLEDGEMENT AND ACCEPTANCE

I, Ryan Melcher, understand and agree to the terms of the offer of employment contained in this letter.

/s/ Ryan Melcher
Employee Signature

Ryan Melcher

Employee Name

2/12/2023

Date Accepted